Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the 2005 Stock Plan of Salix Pharmaceuticals, Ltd. of our report dated March 11, 2005, with respect to the consolidated financial statements of Salix Pharmaceuticals, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Salix Pharmaceuticals, Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Salix Pharmaceuticals, Ltd., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Raleigh, North Carolina

June 24, 2005

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